Exhibit 16.1

HEIN & ASSOCIATES LLP

Certified Public Accountants and Advisors

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to item 4.01(a) of Form 8-K for the event that occurred on September 7, 2006, to be filed by our former client, Sand Hill IT Security Acquisition Corp. (currently St. Bernard Software, Inc.). We agree with the statements made in response to that item insofar as they relate to our Firm.

Respectfully,

/s/ Hein & Associates LLP

Hein & Associates LLP

September 12, 2006